Exhibit 10.22

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and among Susan D. DeVore (“Executive”) and Premier Healthcare Solutions, Inc., a Delaware corporation with its principal places of business in Charlotte, North Carolina, Washington, D.C., and Ft. Lauderdale, Florida (“Premier” or the “Company”) (each and collectively defined and referred to herein as a “Party” and the “Parties”).

WITNESSETH:

WHEREAS, Premier, Inc., Premier Healthcare Solutions, Inc. and Premier Purchasing Partners, L.P. are currently contemplating a reorganization pursuant to which Premier Healthcare Solutions, Inc. and Premier Purchasing Partners, L.P. would become direct or indirect subsidiaries of Premier, Inc., and Premier, Inc. will engage in an initial public offering of Class A Common Stock (the reorganization and initial public offer for which is collectively referred to herein as the “Reorganization”);

WHEREAS, upon the Reorganization, the Company will be engaged in the business of, among other things, developing, marketing and providing the following services and products to (1) healthcare providers and affiliated entities throughout the United States, with respect to subsections (a)-(d); and (2) patients, healthcare providers and affiliated entities, and pharmaceutical manufactures, with respect to subsection (e): (a) proprietary information technology, health care informatics and computer software systems, and support, consulting and subscription services; (b) group purchasing, direct sourcing and supply chain management services; (c) clinical and operational healthcare performance, measurement, improvement and outcomes management/consulting services; (d) excess medical professional liability and other excess and non-excess insurance programs and risk management services; and (e) specialty pharmacy and related disease management, patient and manufacturer reporting, prior authorization and other pharmacy and patient support services (collectively defined as “Health Care Products/Services”);

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company in accordance with the terms of an Employment Agreement entered into by and between Executive and the Company’s predecessor entity dated April 27, 2009, as amended (the “Prior Employment Agreement”);

WHEREAS, in connection with the Reorganization, Premier desires to enter into an employment agreement with Executive, and Executive wishes to enter into such employment on the basis set forth in this Agreement.

NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

1.                                      Employment.  Premier agrees to employ Executive during the Employment Term (as defined in Section 3), and Executive hereby accepts such employment and agrees to serve Premier subject to the general supervision and direction of the Board of Directors of Premier, Inc. (the “Board”), effective as of the Effective Date (as defined below).  The Parties, however, agree that this Agreement is effective only upon the consummation of the Reorganization (the “Effective Date”) and shall be void ab initio and of no force or effect whatsoever unless and until such transactions are consummated.

2.                                      Duties.  During the Employment Term (as defined in Section 3), Executive shall be employed as President and Chief Executive Officer (“CEO”) of both Premier and Premier, Inc. and shall also serve as an officer of the other Related Companies (as defined in Section 13) if and as appropriately elected.  In addition, Executive shall perform the services and duties required of such position(s) for Premier and/or its Related Companies, including such other services and duties commensurate with Executive’s employment position and status as CEO as the Board may from time to time designate or assign to fulfill the requirements of such position(s); and shall devote Executive’s full time, attention and best efforts to the business of Premier and its Related Companies.  In particular, during the Employment Term, Executive shall:

a.                                      Perform the duties and exercise the powers and functions that from time to time may be reasonably assigned or vested in her by the Board in relation to: (1) Premier and its Related Companies; and/or (2) Premier’s partner hospitals, members and other affiliated health care organizations (collectively, Premier’s “Affiliates”), including general responsibility for the overall management, affairs and leadership of Premier’s and its Related Companies’ business and developing and maintaining close working relationships between Premier and its Affiliates, reporting directly to the Chair of the Board (the “Board Chair”) and the Board;

b.                                      Serve as a director on the Board, and to such end, Premier shall include Executive on its slate of nominees for the Board beginning on or before the Effective Date and recommend the election of Executive as a director to its shareholders/owners with respect to any Board election for which Executive’s then current applicable term on the Board is expiring;

c.                                       Faithfully and loyally serve Premier and its Related Companies to the best of her ability and use her utmost endeavors to promote their interests in all respects, including but not limited to refraining from any attempt to usurp Premier or its Related Companies’ corporate benefits or opportunities for Executive’s personal gain;

d.                                      Adhere faithfully to all applicable professional ethics and business practices, including but limited to Premier and its Related Companies’ Code of Conduct and Conflict of Interest policies;

e.                                       Be fully and readily available to work on and perform her duties consistent and commensurate with her position as CEO as assigned from time to time (other than at times involving approved vacation, leave or disability); and

f.                                        Assist in succession planning for Executive’s and other key employees’ positions as may be requested prior to the termination or end of Executive’s Employment Term.

Except as specifically authorized in advance by the Board Chair in writing, during the Employment Term, Executive shall work full-time and exclusively for Premier and its Related Companies and shall not be engaged as an employee, consultant or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage, either on a full-time or part-time basis.  Nonetheless, this Agreement shall not be construed as prohibiting Executive during the Employment Term from: (1) with the advance written consent of the Board, serving as a member of a board of directors of a public or private corporation or other entity; (2) participating in charitable or non-profit activities or serving on the board of directors of any charitable or non-profit organization; (3) serving as a director, officer or committee member of or in equivalent positions with Premier’s Related Companies and/or any Affiliate during the Employment Term, for which Executive shall not receive any additional compensation except as otherwise provided in Section 4; and (4) making or managing personal investments in such form or manner as will neither require her services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Sections 2.c.-2.e. and 7-14 hereof.  The Parties, however, agree that such activities must not singly or in the aggregate prevent, unduly limit or materially interfere with Executive’s ability to perform her duties and responsibilities to Premier under this Agreement.

3.                                      Term.  Unless sooner terminated as provided in Section 15, the Parties agree that Executive shall be employed by Premier pursuant to this Agreement for a term of three (3) years commencing on the Effective Date (the “Initial Period”).  In addition, after the Initial Period, this Agreement and Executive’s employment shall be deemed to have been automatically extended for an additional one year term on each anniversary of the Effective Date or such other period as mutually agreed to between the Parties, unless either party provides written notice at least ninety (90) days prior to the expiration of the Initial Period or any extended term that the Agreement is not to be extended, or unless sooner terminated as provided in Section 15.  Executive’s total term of employment with Premier during the Initial Period and any extended term of this Agreement is collectively defined and referred to as the “Employment Term”.

4.                                      Compensation.

a.                                      Base Salary.  During the Employment Term, Premier will pay Executive a base salary as compensation for Executive’s services hereunder at a semi-monthly base rate of $40,741.66, equivalent to $977,800 per year (the “Base Salary”).  Such Base Salary shall be payable to Executive by Premier in accordance with customary payment cycles as may be established by Premier for other senior executive level employees (but not less frequently than monthly).  In addition, the Parties agree that the amount of Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) during the Employment Term, at which time Executive’s Base Salary may be increased beyond that which is provided for in this Section 4.a., at Premier’s absolute and sole discretion.  If the Base Salary is increased, such increased amount shall thereafter become the “Base Salary” under this Agreement.

b.                                      Annual Incentive Plan.  During the Employment Term, Executive shall participate in any annual incentive plan sponsored by Premier or a “Related Company” (as defined in Section 13) (the “Annual Plan”) applicable to Executive or other similarly situated senior executive level employees, in accordance with the terms and conditions of such Annual Plans as they may be established, modified, changed, replaced or terminated from time to time.  The Parties further agree that for Fiscal Year 2014, Executive’s Target incentive opportunity in the Annual Plan shall equal 125% of Executive’s plan year earnings as defined in the Annual Plan.

c.                                       Ending Long-Term Incentive Plan.  During the Employment Term, Premier shall provide Executive with her eligible payments as a participant under the long-term incentive compensation program sponsored by Premier or a “Related Company” (as defined in Section 13) that expired effective June 30, 2013 (the “2013 LTIP”) in accordance with the terms and conditions of such plan, as it may be established, modified, changed, replaced or terminated from time to time.

d.                                      Equity.  As additional consideration for entering into this Agreement, during the Employment Term, and provided Executive signs the applicable award agreements within the time period required and is employed by Premier at the time of related equity awards, Executive shall be eligible to participate in the Premier, Inc. 2013 Equity Incentive Plan and any other equity-based or cash-based long-term incentive compensation plan applicable to Executive or other similarly situated senior executive level employees in accordance with terms and conditions of such plans as they may be established, modified, changed, replaced or terminated from time to time.  In connection with such equity participation, and provided the conditions outlined above in this Subsection 4.d. are met, Executive shall be initially awarded / issued, effective as of the Effective Date: (1) restricted stock unit award shares; (2) target performance shares of

Premier, Inc.’s Class A common stock, with the potential to earn up to 150% of target based on performance; and (3) non-qualified stock options to purchase shares of Premier, Inc.’s Class A common stock, in amounts as described and set forth in Annex E.  All such restricted stock units, target performance shares and stock options will vest and be awarded / issued in accordance with the terms of the applicable award agreements and the Premier, Inc. 2013 Equity Incentive Plan, as such plans and award agreements may be established, modified, changed, replaced or terminated from time to time.  Executive’s total current and future equity participation under this Agreement shall be collectively referred to as “Executive’s Equity Participation.”

e.                                       Other Benefits.  During the Employment Term, Premier will provide to Executive those other benefits customarily provided by Premier or a “Related Company” (as defined in Section 13) to other similarly situated senior executive level employees, including five (5) weeks of annual vacation per applicable Premier policy, 401(k), deferred compensation or other retirement plans, and all group health, hospitalization, life and disability plans or other employee welfare benefit plans, as such plans may be modified, changed, replaced or terminated from time to time in the absolute and sole discretion of Premier and/or its Related Companies; provided that Executive is otherwise eligible to participate in such plans and desires to be covered.  In addition, upon the execution of this Agreement by all Parties, and following approval of related invoices submitted by Executive to the Chair of the Compensation Committee for review, Premier shall reimburse Executive for the reasonable amount of attorneys’ and tax advisors’ fees and costs incurred by her in connection with the negotiation and review of this Agreement, up to a maximum amount of $25,000. Moreover, during the Employment Term, Premier or a Related Company will provide Executive with Exec-U-Care insurance coverage for purposes of providing supplemental coverage of out-of-pocket expenses (deductibles, co-insurance, uncovered benefits, etc.) and administrative fees for medical and dental care in accordance with the terms, limits and conditions of such plan as it may be modified, changed, replaced or terminated from time to time in the absolute and sole discretion of Premier; provided that Executive is otherwise eligible to participate in such plan and desires to be covered.  Further, in the event there is a change in applicable federal or state healthcare, tax or other law related to the Exec-U-Care coverage such that Executive’s participation in any such plan is barred during the applicable coverage period or the overall current contemplated costs and tax effect of the Exec-U-Care coverage for Executive or Premier and/or its Related Companies are substantially increased, the Parties agree to mutually negotiate a modification of this Exec-U-Care commitment in good faith to provide supplemental medical coverage or a compensation arrangement of comparable economic value for Executive at an overall estimated cost to Executive and Premier and/or its Related Companies (adjusted for inflation) as originally contemplated, to the extent practicable.  With the exception of the Exec-U-Care insurance benefits described above, nothing contained in this Agreement shall be construed to obligate Premier or its Related Companies in any manner to put into effect any plans not presently in existence or to provide special benefits to Executive.

5.                                      Reimbursement of Expenses.  During the Employment Term, upon submission of proper vouchers and receipts to Premier by Executive, Premier shall promptly pay or reimburse Executive for all normal and reasonable business expenses, including authorized business cell phone/smartphone expenses and authorized business travel expenses, incurred by Executive in connection with Executive’s performance of her responsibilities with Premier and its Related Companies (as defined in Section 13) in accordance with the terms of applicable Premier policy and procedures then in effect concerning the same as may be established or amended from time to time in the absolute discretion of Premier.  Any and all such business expenses shall further be subject to periodic review by the Board Chair and/or Chair of the Compensation Committee.

6.                                      Consulting Period.  Following Executive’s separation from employment from Premier for any reason except death, Executive agrees to provide consulting services to Premier for a period of twenty-four (24) months following such separation from employment (the “Consulting Period”).  Executive shall be available during the Consulting Period to provide advice to Premier regarding its operations or management as Premier may reasonably request; provided, however, that Executive shall not be required to perform more than ten (10) hours of service per month for Premier during the Consulting Period and may perform such services in a manner that does not unreasonably interfere with Executive’s schedule or other post-Premier employment commitments.  Moreover, provided Executive is and remains so available, during the Consulting Period, Premier shall pay Executive a reasonable consulting fee on a monthly basis at the rate of one-tenth (.10x) Executive’s then current monthly Base Salary upon her separation (the “Consulting Fee”), and Executive shall be promptly reimbursed for any expenses reasonably incurred by Executive in the performance of the services set forth in this Section 6.  Notwithstanding the forgoing, except as otherwise provided in this Agreement under Section 24.c., the first Consulting Fee shall be paid on the sixtieth (60th) day following the effective date of Executive’s applicable separation from employment with Premier and will include any Consulting Fee payments for the period from the end of Executive’s employment with Premier through the first Consulting Fee payment date.  The remaining Consulting Fee payments will continue thereafter for the applicable payment period.  In addition, the Parties agree that despite the limited consulting obligations outlined in this Section 6, nothing in this Section should be interpreted or implemented in such a way that is otherwise inconsistent with Executive’s overall separation from service with Premier pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

7.                                      Conflicts of Interest.  Throughout Executive’s employment with Premier, Executive shall not: (a) render any services, with or without compensation, to any other person or firm engaged in the sale, marketing and/or provision of Health Care Products/Services (as defined in the Recitals to this Agreement); or (b) in any other way compete with the business then being conducted by Premier.  Executive further agrees that except for actions otherwise undertaken for the benefit of Premier in the normal course of Executive’s assigned duties as an employee of Premier, during the Employment Term, Executive shall not engage in any prohibited activity outlined in Sections 8-10.  In addition, during Executive’s employment with Premier, Executive agrees that she shall not actively engage in any other business for her own account and will not be an employee or independent contractor for any other person or entity without the prior written approval of the Board.  Executive also agrees to comply with the terms of Premier’s Code of Conduct and Conflict of Interest policies, including but not limited to all terms relating to the divestiture or transfer to a blind trust of any equity interest that Executive may hold in participating vendors, as defined in such policies.

8.                                      Agreement Not To Compete/Competitively Use Confidential Information.  Executive acknowledges and agrees that she has and will continue to acquire a considerable amount of knowledge and goodwill with respect to the health care group purchasing, supply chain management, information technology, informatics, healthcare management/consulting, insurance programs industry, specialty pharmacy services and Premier’s business in particular, which knowledge and goodwill are extremely valuable to Premier and which would be extremely detrimental to Premier if used by Executive to compete with Premier or to work or consult with Premier’s competitors in the United States.  Executive also understands and agrees that, because of the nature of the business of Premier and the broad, nationwide hospital, customer and Affiliate base to which it markets and sells, it is necessary to afford fair protection to Premier from such competition by Executive.

Consequently, for and in consideration of this Agreement, the employment of Executive pursuant to this Agreement, the new Executive Equity Participation, and Executive’s continued exposure and access to confidential Premier information, Executive agrees that during the Consulting Period (as defined in Section 6) she shall not:

a.                                      Individually, as an employee, agent, partner, shareholder, investor, director or consultant, or in any other capacity engage in Competitive Activity (as defined below) within the Prohibited Territory (as defined below);

b.                                      Individually, as an employee, agent, partner, shareholder, investor, director or consultant, or in any other capacity engage in Competitive Activity within the Prohibited Territory in which Executive competitively uses or attempts to use Premier’s Confidential Information (as defined in Section 11); and/or

c.                                       Individually, as an employee, agent, partner, shareholder, investor, director or consultant, or in any other capacity directly assist any of the “Core Competing Businesses” (as defined below) to engage in Competitive Activity within the Prohibited Territory, where Executive hereby acknowledges and agrees that disclosure or use of Premier’s Confidential Information would be inevitable in the event of any such future employment or engagement.

“Core Competing Businesses” means the direct core competitors of Premier listed on Annex A hereto.

“Competitive Activity” means engaging in work for a competitor of Premier that is the same as or substantially similar to work that Executive performed on behalf of the Company at any point during the last twelve (12) months of Executive’s employment with the Company.

“Competitive Activity” further means the management, administration, sale, development, marketing and/or provision of: (1) Health Care Products/Services (as defined in the Recitals to this Agreement) that are competitive with services or products which Executive assisted Premier to provide at any time during the last twelve (12) months of Executive’s employment with the Company; and/or (2) other services or products that are competitive with services or products which Executive assisted Premier to provide at any time during the last twelve (12) months of Executive’s employment with the Company.  Provided, however, beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a “public” competitor shall not constitute by itself “Competitive Activity.”  Premier and Executive further agree that the term “Competitive Activity” shall not include academic and other lectures presented or taught by Executive for or on behalf of non-competitive entities or service as an expert witness for matters not involving Premier or any Premier Affiliate.  Premier and Executive also agree that following Executive’s separation from employment with Premier, the term “Competitive Activity” shall not include: (a) service on boards of directors of non-Premier hospitals / members, non-Premier Affiliates or other businesses that are not competitive with Premier or its Affiliates; or (b) service on boards of directors of Premier hospitals / members or Premier Affiliates.

“Prohibited Territory” means: (1) the continental United States, which Executive acknowledges is the area that she is to assist Premier to engage in Competitive Activity; and/or (2) the geographic territory and areas in which Executive assisted Premier to engage in Competitive Activity at any time during Executive’s last twelve (12) months as a Company employee.  Executive further acknowledges that Premier provides its products and services to Affiliates and customers widely dispersed throughout the United States.

In addition, Premier agrees that nothing in this Section 8 shall prohibit Executive from serving in an employee leadership or management capacity or otherwise being employed by a hospital, healthcare system, healthcare managed care provider, medical practice or a non-group purchasing organization medical supplier, provided that: (i) as part of Executive’s service with or for such organizations and entities, Executive does not engage in activities or directly assist others to engage in activities that compete with Premier in providing Health Care Products/Services (as defined in the Recitals to this Agreement) to other healthcare providers and affiliated entities (i.e., in the market engaged in by Premier); (ii) during the Employment Term prior to Executive’s separation, Executive abides by her obligations outlined in Sections 2.c.-2.d. with respect to such entities; and (iii) Executive abides by the confidentiality, agreement not to “raid”, and agreement not to interfere with Premier’s business obligations set forth in this Agreement.

Executive agrees that in the event she is later employed by a non-group purchasing organization medical supplier following her employment with Premier, she will also recuse herself during the Consulting Period from any consideration of decisions or other communications or discussions that would result in the termination of a contract, discontinuance of business, or reduction of business with or amounts paid to Premier involving the products or services that Executive’s new employer supplies Premier.  Executive further expressly acknowledges and agrees that as part of her post-employment confidentiality commitments to Premier, she cannot and will not use any confidential Premier pricing, contract or other supplier-related information obtained during her employment with Premier in connection with any supply contract or other negotiations between Premier and her new non-group purchasing organization medical supplier employer, if applicable, or to obtain a competitive advantage against or otherwise harm Premier or its Affiliates.

9.                                      Agreement Not To “Raid” Employees.  In addition to the agreement not to compete/not to competitively use confidential information above, Executive agrees that during the Consulting Period (as defined in Section 6) after Executive’s employment by Premier has terminated or ended (whatever the reason for the end of the employment relationship), Executive shall not, for the purpose of providing products or services similar to the Health Care Products/Services (as defined in the Recitals to this Agreement) or engaging in any Competitive Activity (as defined in Section 8), whether on behalf of any other entity or on Executive’s own behalf: (a) hire or engage as an employee or as an independent contractor any employee then presently employed by Premier with whom Executive worked or about whose work Executive was familiar during Executive’s employment with Premier (each a “Restricted Employee); and/or (b) solicit, encourage or cause or attempt to solicit, encourage or cause any Restricted Employee to leave his or her employment relationship with Premier; provided, however, that this Section 9 shall not apply to Executive’s personal administrative assistant.

10.                               Agreement Not To Interfere With the Company’s Business.  In addition to the above agreements not to compete/not to competitively use confidential information and not to raid Premier’s employees, and given Premier’s legitimate business interests and the consideration provided to Executive as noted above, Executive agrees that during the Consulting Period (as defined in Section 6) after Executive’s employment by Premier has terminated or ended (whatever the reason for the end of the employment relationship), she shall not:

a.                                      Solicit, market, call upon, divert or contact or attempt to solicit, market, call upon, divert or contact any then current Premier Customer (as defined below) for the purpose of engaging in Competitive Activity (as defined in Section 8);

b.                                      Solicit, market, call upon, divert or contact or attempt to solicit, market, call upon, divert or contact any then current Premier Customer for the purpose of causing such Premier Customer to discontinue doing, or to reduce, modify or transfer all or any part of their business or other relationship with Premier; and/or

c.                                       Solicit, encourage, cause, or attempt to cause any Restricted Supplier (as defined below) of goods or services to Premier not to do business with, to discontinue doing business with, or to reduce any part of their business with, the Company and shall further recuse herself from certain supplier decisions, discussions and actions as specifically provided in Section 8 above.

The term “Premier Customer” means any Premier Affiliate or Premier customer: (1) for which Executive earned or was paid incentive pay at any point during Executive’s last 12 months as a Premier employee; (2) with which Executive worked or for which Executive supervised or assisted in Premier’s work at any point during Executive’s last 12 months as a Premier employee; and/or (3) about which Executive obtained Confidential Information during the last twelve (12) months of Executive’s employment with Premier.  The term “Premier Customer” shall also include any prospective customer of the Company: (a) who contacted Executive, whom Executive contacted, or for whom Executive supervised or assisted with contact, as part of her employment with the Company at any time during the last six (6) months of Executive’s employment with Premier; and/or (b) about whom Executive obtained Confidential Information during the last six (6) months of Executive’s employment with Premier.

The term “Restricted Supplier” means any supplier of goods or services to Premier: (a) with which Executive had dealings; (b) for which Executive supervised or assisted in Premier’s dealings; and/or (c) about which Executive obtained Confidential Information (as defined in Section 11), all at any point during Executive’s last 36 months as a Premier employee.

Premier, however, agrees that nothing in this agreement not to interfere with Premier’s business shall prohibit Executive from serving as a director or officer of or being employed by or engaging in services for a participating Restricted Supplier, vendor or other supplier of Premier following her separation from employment with Premier, provided that: (i) during the Employment Term prior to her separation, Executive abides by her obligations outlined in Sections 2.c.-2.d. with respect to such participating vendors and suppliers; (iii) Executive abides by this Section 10; (iii) Executive abides by the confidentiality and agreement not to “raid” obligations set forth in this Agreement; and (iv) such employment or engagement does not entail Executive performing Competitive Activity within the Prohibited Territory with or for a Competing Business in violation of Section 8 or otherwise violate the other noncompete obligations set forth in Section 8.

11.                               Confidentiality.  For and in consideration of this Agreement, the employment of Executive pursuant to this Agreement, and Executive’s continued exposure and access to confidential Premier information, Executive agrees to the following for the protection of Premier:

a.                                      Duty to Maintain Confidentiality.  Executive promises and agrees that, except to the extent the use or disclosure of any Confidential Information (as defined below) is required to carry out Executive’s assigned duties with the Company, during Executive’s employment with the Company and for five (5) years thereafter (or for such longer periods as required by law or such other periods as Premier may specifically agree with its Affiliates, customers, vendors, suppliers and other third parties prior to Executive’s separation from employment with Premier regarding the non-disclosure of Confidential Information shared or provided by such entities):  (1)  Executive will keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (2) Executive will not use for herself or for any other person, firm, corporation or entity any Confidential Information.  However, this provision shall not preclude Executive (a) from the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Executive’s violation of this Section), or (b) from any disclosure required by law or court order, by any governmental entity having regulatory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, provided Executive provides Premier prompt written notice of any potential disclosure under this subsection (b) within forty-eight (48) hours of Executive’s receipt of the request for disclosure or executive’s election to disclose such information under this subsection (b), whichever is earliest, to the fullest extent permitted by applicable law.

b.                                      Scope.  For purposes of this Agreement, “Confidential Information” means confidential, trade secret or proprietary information furnished to or obtained by Executive within the course of Executive’s prior or ongoing employment with Premier (including, without limitation, information created, discovered, or developed by her), whether such information is in the form of electronic data, forecasts, reports, e-mail, other documents, or otherwise.  Such Confidential Information includes, by way of illustration, but is not limited to: (1) information regarding any Premier Affiliate or any other Premier customer, including but not limited to Affiliate/customer lists, contact information, contracts, billing histories, Affiliate/customer preferences, and information regarding products or services provided by the Company to such entities; (2) all non-public financial information concerning the Company, including but not limited to commissions and salaries paid to employees, sales data and projections, forecasts, cost analyses, and similar information; (3) all plans and projections for business opportunities for new or developing business of Premier, including but not limited to marketing concepts and business plans; (4) all Premier Intellectual Property (as defined in Section 12), software, source and object codes, computer data, research information and technical data, including but not limited to information regarding Premier’s Advisor Suite of products and services and other automated tools/services; (5) all information relating to the Company’s services, products, prices, costs, research and development activities, service performance, operating results, pricing strategies, employee lists or personnel matters; (6) all Premier information regarding sources and methods of supply to Premier, including but not limited to supply agreements, supply terms, product discounts and similar information; and/or (7) any of the information described in subsections (1)-(6) of this Section that the Company obtains from another party or entity and that the Company treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by the Company.

The Parties further agree that “Confidential Information” shall not include information that: (a) is generally known or available to the public or the health care industry in general other than as a result of an act or failure to act by Executive or Executive’s violation of this Agreement; (b) is lawfully obtained by Executive from a non-party that is under no obligation of confidentiality (except as otherwise provided in subsection (7) of this Section 11.b. above); or (c) is developed, created or discovered by Executive on Executive’s own time and independent of Premier’s resources or the Confidential Information disclosed by Premier, unless such information relates to Premier Intellectual Property (as defined in Section 12).

c.                                       Return of Documents/Data/Property.  Executive acknowledges and agrees that (with the exception of information that Executive can demonstrate was possessed by her prior to Executive’s employment with Premier that has not been purchased or leased by the Company, or modified, updated or improved by Executive or the Company in connection with Executive’s employment with Premier) all materials, documents and data used, prepared or collected by Executive as part of Executive’s employment with Premier, in whatever form, are and will remain the property of the Company.  Executive also understands and agrees that all Confidential Information that comes into Executive’s possession in the course of Executive’s employment with Premier, whether prepared by Executive or others, is and will remain the property of the Company.  Thus, Executive agrees that she will return upon Premier’s request at any time (and, in any event, on or before Executive’s last day as a Premier employee) all (1) business items purchased for use in Executive’s employment with Premier and reimbursed or paid for by Premier; and (2)  documents, information, and other property belonging to the Company, as well as all documents and other materials of any kind that constitute or contain any Confidential Information, in Executive’s possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all electronic data.

12.                               Company Intellectual Property Rights.  Executive and Premier agree that Premier shall be the sole owner of all work and all tangible and intangible materials and products, Intellectual Property (as defined below), improvements and ideas that Executive jointly or singly developed or develops, or of which Executive becomes aware, while acting on behalf of Premier as an employee prior to or during the Employment Term.  Thus, Executive shall promptly and fully disclose all Intellectual Property (as defined below) to Premier, and Executive hereby acknowledges that all Intellectual Property is the property of the Company.  Executive hereby assigns and agrees in the future to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property.  Executive agrees to provide, at the Company’s reasonable request, all further cooperation that the Company determines is necessary or desirable to accomplish the complete transfer of the Intellectual

Property and all associated rights to the Company, its successors, assigns and nominees, and to ensure the Company the full enjoyment of the Intellectual Property.  In addition, all copyrightable works that Executive creates during Executive’s employment with the Company shall be considered “work made for hire” and shall, upon creation, be owned exclusively by Premier.

For purposes of this Agreement, “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived or first actually reduced to practice by Executive solely or jointly with others, during Executive’s employment with Premier; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that Executive develops on her own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention relates at the time of conception or reduction to practice to: (1) the business of the Company, (2) the actual or demonstrably anticipated research or development of the Company, or (3) any work performed by Executive for the Company.

13.                               Related Companies.  For purposes of the restrictions and commitments in Sections 7 (Conflicts of Interest), 8 (Agreement Not to Compete / Competitively Use Confidential Information), 9  (Agreement Not To “Raid” Employees), 10 (Agreement Not To Interfere With the Company’s Business), 11 (Confidentiality), 12 (Company Intellectual Property Rights) and 14 (Reasonableness of Restrictions), “Premier” or the “Company” shall mean: (a) the Company as defined in the Recitals to this Agreement; and; (b) any “Related Company” (as defined below) or successor of Premier for or with whom Executive performed or supervised any services at any time during the last 12 months of Executive’s employment with Premier.

“Related Company” means (1) any Premier parent company, subsidiary company, sister company or joint venture, or related subsidiary companies of such entities; and/or (2) any “parent corporation” with respect to Premier within the meaning of Section 424(e) of the Code, any “subsidiary corporation” with respect to Premier within the meaning of Code Section 424(f) but substituting the phrase “20 percent” for the phrase “50 percent” each place it appears in that section, and any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the corporation or other entity in which Premier has a controlling interest.  For this purpose, “controlling interest” shall have the same meaning as in Treasury Regulations Section 1.409A-1(b)(5)(E)(1) (or any successor provision) but substituting the phrase “at least 20 percent” for the phrase “at least 50 percent” where it appears in that section.

14.                               Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions placed upon her by Sections 7-13 of this Agreement are reasonable given the nature of her senior executive position with Premier, the area in which Premier markets and provides its products and services, the expansive nationwide nature of Premier’s business, and the consideration provided by Premier to Executive pursuant to this Agreement.  Specifically, Executive agrees that the length and scope of the covenant not to compete, the length and scope of the noninterference and anti-raiding provisions, and the other restricted activities set forth in Sections 7-13 are reasonable and that the definitions of “Competitive Activity”, “Core Competing Businesses”, “Prohibited Territory”, “Restricted Employee”, “Restricted Supplier”, “Premier Customer”, “Confidential Information” and “Intellectual Property” are reasonable.  Executive further agrees that the restrictions set forth herein are reasonably required for the protection of the legitimate business interests of the Company.  Thus, although the Parties acknowledge and agree that Executive retains the right to contest the application or interpretation of Sections 7-13 of this Agreement to particular facts/circumstances, Executive agrees not to contest the general validity or enforceability of Sections 7-13 of this Agreement before any court, agency, arbitration panel, or other body.  Executive agrees that Sections 8-13 of this Agreement shall survive the termination or end of her employment relationship with the Company and shall be in addition to any restrictions imposed on

Executive by statute, at common law, or other agreements.  In addition, Section 8-13 shall continue to be enforceable, regardless of the date, reason or manner of Executive’s separation or whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement, and such separation shall not in any way impair or affect Executive’s continued obligation to observe such Sections of this Agreement.

Executive further acknowledges and agrees that because her abilities and skills are readably useable in a variety of capacities in most all geographic areas, the foregoing restrictions do not unreasonably restrict her with respect to seeking employment elsewhere or unduly impair her ability to earn a living in non-competitive ventures should her employment with Premier end.

15.                               Termination.  In addition to the provisions set forth in Section 3, the Employment Term shall terminate upon the occurrence of any of the following events: (i) immediately upon retirement on or after the normal retirement age established under the Premier Employees’ Pension Plan (“Retirement”), or early retirement as defined under the Premier Employees’ Pension Plan (“Early Retirement”); (ii) immediately and automatically upon Executive’s death; (iii) upon the effective date of Resignation by Executive Without Good Reason (as defined below); (iv) upon the effective date of Resignation by Executive With Good Reason (as defined below); (v) upon the close of business on the date the Board gives Executive notice of Termination for Just Cause (as defined below) or, if and as applicable, upon the expiration of any cure period provided by the Company to Executive if and as required herein for Termination for Just Cause, if the violation remains uncured by Executive as prescribed; (vi) upon the close of business on the date the Board gives Executive notice of Termination Without Cause (as defined below); or (vii) upon the Disability of Executive (as defined below) and the end of the elimination period specified in the long-term disability plan sponsored by Premier or a Related Company in which Executive participates.  In addition, notwithstanding the provisions of this Section 15 below, Executive agrees that upon the termination or end of Executive’s Employment Term for any reason, Executive shall resign and does resign from all positions as an officer, director and employee of Premier and Premier’s Related Companies, with such resignations to be effective upon the termination or end of Executive’s Employment Term.

a.                                      Termination for Just Cause — Retention Period.  For purposes of this Agreement from the Effective Date through July 17, 2016, “Termination for Just Cause” shall have the meaning set forth in Annex B hereto.

b.                                      Termination for Just Cause — Post-Retention Period.  For purposes of this Agreement following July 17, 2016, “Termination for Just Cause” means termination of the employment of Executive by the Board as the result of: (1) commission or omission of any act of dishonesty, embezzlement, theft, misappropriation or breach of fiduciary duty by Executive in connection with Executive’s employment with Premier; (2) any conviction, guilty plea or plea of nolo contendere by Executive for any felony, a misdemeanor which fraud and dishonesty is a material element, or a crime of moral turpitude, that is likely to result in incarceration if later sentenced (if the Board deems in its absolute discretion that such conviction or plea may have a significant adverse effect upon Premier or upon Executive’s ability to perform under this Agreement); (3) willful action or willful inaction with respect to Executive’s performance of her employment duties that constitutes a violation of law or governmental regulations or that causes Premier or its Related Companies or Affiliates to violate such law or regulation; (4) a material breach of any securities or other law or regulation or any Premier or Related Company policy governing inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (5) failure to reasonably cooperate or interference with a Premier-related investigation; (6) willful violation by Executive of Premier’s or its Related Companies’ lawful material policies, rules and procedures, including but not limited to Premier and its Related Companies’ Code of Conduct and Conflict of Interest policies; (7) the regulatory, governmental or administrative suspension, removal or prohibition of Executive as defined in this Section below;

(8) willful misconduct, willful insubordination to the Board or willful refusal or unwillingness to carry out or follow specific lawful, reasonable directives, duties or assignments established or given by the Board from time to time in accordance with this Agreement; (9) willful inattention to or dereliction of duty by Executive with respect to the business affairs of Premier or its Related Companies to which Executive is assigned material responsibilities or duties by the Board that is materially harmful to the business or reputation of Premier; (10) the breach of or failure to perform the obligations set forth in Sections 7-10 and/or 13-14 of this Agreement by Executive; (11) the prospective breach of the obligations set forth in Sections 7-10 and/or 13-14 of this Agreement by Executive; or (12) the breach or prospective breach or failure to perform the obligations set forth in Sections 11-12 of this Agreement that is either willful or materially harmful to the business or reputation of the Company.

The Parties, however, agree that “Termination For Just Cause” shall not mean or include termination of the employment of Executive by the Board pursuant to Sections 15.b. (9) or (11) as a result of an isolated, insubstantial and inadvertent action not taken in bad faith by Executive and which is remedied promptly by Executive, if such cure is possible, within no more than thirty (30) days after receipt of notice from the Board or its authorized agents of such performance issue(s).

The Parties further agree that “Termination for Just Cause” shall not mean or include termination of the employment of Executive by the Board pursuant to Sections 15.b.(10) or (12) as result of an isolated, insubstantial and inadvertent action not taken in bad faith by Executive and which is remedied promptly by Executive, if such cure is possible, within no more than ten (10) days after receipt of notice from the Board or its authorized agents of such performance issue(s).

The Parties agree that Executive’s general failure to meet the performance objectives, milestones and goals established or given by the Board from time to time shall not constitute grounds for “Termination for Just Cause”.  Further, for purposes of this definition only, no act or failure to act by Executive shall be deemed “willful” if: (a) done or omitted to be done by Executive in good faith and with the reasonable belief that her act or omission was in the best interest of Premier and consistent with Premier and its Related Companies’ policies and applicable law; (b) based on and consistent with instructions pursuant to a resolution duly adopted by the Board; or (c) based on and consistent with the advice of Premier counsel.

Notwithstanding the above and Sections 15.c. and 15.d., the Parties also acknowledge and agree that:

(i)                                     If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company and/or its Related Companies or Affiliates by a regulatory, governmental or administrative notice served under federal or state law, the obligations of Premier under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed or withdrawn, Premier may in its discretion, upon approval by the Board, pay Executive all or part of the compensation withheld while its contract obligations were suspended and/or reinstate in whole or in part any of its obligations that were suspended.  Vested rights of Executive shall not otherwise be affected by this provision.

(ii)                                  If Executive is permanently removed and/or prohibited from participating in the conduct of the affairs of the Company and/or its Related Companies or Affiliates by applicable federal, state or other regulatory, governmental or administrative order or action, all obligations of Premier under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties hereto shall not be affected.

In addition, the Parties agree that without expressly or constructively terminating this Agreement under this Section 15.b. or Sections 15.c. or 15.d., the Board may place Executive on temporary leave with pay, temporarily exclude her from any premises of Premier, its Related Companies and Premier Affiliates and/or temporarily reassign Executive’s duties with Premier and/or its Related Companies during any pending Company investigation or disciplinary action involving Executive and/or Executive’s potential Termination for Just Cause.  The Parties further agree such authority shall be invoked only in exceptional circumstances when the Board Chair, Board Vice-Chair and Board Audit Committee Chair collectively determine that such action is in the best interests of the Company.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall Executive’s Termination for Just Cause occur until Executive has been provided written notice from the Board stating with specificity the Just Cause grounds and basis therefor and providing Executive with an opportunity to appear and be heard before a quorum of the Board, and after such meeting a majority of the full Board has voted to terminate Executive’s employment for Just Cause.

c.                                       Termination Without Cause.  For purposes of this Agreement, “Termination Without Cause” means any termination of the employment of Executive by the Board for any reason other than Retirement, Early Retirement, death, Disability or Termination for Just Cause.  For purposes of clarity, the Parties further agree that “Termination Without Cause” shall include Premier’s election not to extend Executive’s Employment Term at any time after the Effective Date for any reason other than Retirement, Early Retirement, death, Disability or Termination for Just Cause.

d.                                      Resignation by Executive.  For purposes of this Agreement, “Resignation by Executive” means any termination or resignation by Executive of her employment relationship with Premier and all its Related Companies or Executive’s election not to extend her Employment Term under Section 3 for any reason, including but not limited to Retirement or Early Retirement by Executive under this Agreement.  Executive is required to give at least ninety (90) days advance written notice of resignation to the Board, and the Board is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on the resignation date proposed by Executive, or such other earlier date designated by the Board.  In addition, except as otherwise set forth in Sections 15 and 16, Premier will be required to pay Executive her Base Salary and other applicable accrued, non-forfeited compensation or other vested benefits set forth in Section 4 through the complete advance resignation notice period, regardless of whether Executive’s final resignation date is revised/accelerated by the Board, and regardless of whether Executive is required or permitted to perform any services for Premier during such final transition period.

For purposes of this Agreement from the Effective Date through July 17, 2016, Resignation by Executive for “Good Reason” shall have the meaning set forth in Annex C hereto.

For purposes of this Agreement following July 17, 2016, Resignation by Executive for “Good Reason” means resignation by Executive for the following events without Executive’s written consent:

(1) a material reduction in Executive’s position, responsibilities or status, or a change in Executive’s title resulting in a material reduction in Executive’s responsibilities or position with Premier, or the assignment to Executive of duties, responsibilities, authorities and/or titles that are inconsistent with her position as President and CEO, but excluding for this purpose: (a) any suspensions, removals, duty reassignments, duty limitations or other actions as set forth and allowed in Section 15.b., and (b) any such reductions or changes made in good faith to conform with applicable law or generally accepted industry standards for Executive’s position after consultation with Executive;

(2) a change in Executive’s reporting responsibility such that Executive no longer reports solely and directly to the Board;

(3) the failure of Premier’s shareholders to retain or re-elect Executive to the Board, but excluding for this purpose any suspensions, removals, duty reassignments or other actions as set forth and allowed in Section 15.b.

(4) a reduction in Executive’s Base Salary (unless such percentage deduction is effectively made across the board for all other senior executives of Premier) or a decrease in any Annual Plan or any potential Annual Plan Target award opportunity to which Executive may potentially have been entitled pursuant to Premier’s Annual Plan or any potential Annual Plan, if and as may be later authorized and established in the future,  provided, however, that a decrease in any Annual Plan or potential Annual Plan total Target award opportunity for Executive, if and as may be later authorized and established in the future, shall not constitute “Good Reason” and nothing herein shall be construed to guarantee such awards if: (a) such Target award opportunity is modified by Premier or a Related Company in connection with an overall modification or termination of an Annual Plan or in connection with an independent market study of Executive’s position and comparable compensation packages, provided that Premier or a Related Company substitutes a plan or plans for any terminated Annual Plan in a manner that allows for substantially equivalent compensation opportunities for Executive, or (b) if performance, either by Premier and its Related Companies or Executive, is below the level required for such targets as may reasonably and in good faith be determined under such plans;

(5) the relocation of Executive to a location outside a fifty (50) mile radius of Executive’s primary office location on the date of this Agreement (Charlotte, NC); provided, however that relocation of Executive to Premier’s current or future headquarters location (with or without Executive’s consent) shall not constitute Resignation by Executive for “Good Reason”.

(6)  the Company’s failure to make any material non-forfeited payments earned and due to Executive under this Agreement; or

(7)   a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction.

The Parties further agree that for a resignation to constitute resignation by Executive for “Good Reason”, in addition to the advance notice of resignation requirement set forth above for this Section 15.d., Executive must provide written notice to the Board Chair of Executive’s intent to resign within ninety (90) days of one of the triggering events outlined in subsections (1)-(7) of this paragraph.  Further, Resignation for Good Reason shall not mean or include resignation by Executive for subsections (1)-(7) of this paragraph for any isolated, insubstantial or inadvertent action not taken in bad faith if cured or remedied promptly by Premier, if such cure is possible, within no more than thirty (30) calendar days of receiving Executive’s notice.

For purposes of this Agreement, Resignation by Executive “Without Good Reason” means any termination or resignation by Executive of her employment relationship with Premier for any reason other than death, Disability or Resignation for Good Reason.

e.                                       Disability.  “Disability” means Executive’s inability to perform the essential functions and duties of Executive’s position with Premier, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that is to last or can be expected to last for a continuous period of not less than twelve months, as determined under the long-term disability plan sponsored by Premier or a Related Company in which Executive participates.

The Parties further agree that without expressly or constructively terminating this Agreement under this Section 15.e. or Sections 15.a.-15.d. above, the Board may designate another employee to act in Executive’s place during any period of Executive’s Disability which extends over ninety (90) consecutive calendar days or an aggregate of ninety (90) calendar days during any three hundred and sixty five (365) consecutive calendar day period.  Notwithstanding whether any such designation is made, Executive shall continue to receive her full Base Salary and other compensation, incentives and benefits under this Agreement (offset by any Company-paid short-term disability and/or long-term disability plan payments) during any period of Disability during the Employment Term.

16.                                Effect of Termination/Severance.  Following the termination or end of the Employment Term for any reason, Executive or, in the event of Executive’s death, Executive’s estate shall: (i) be entitled to any earned but unpaid Base Salary due at the time of the termination or end of the Employment Term; (ii) be entitled to pay for any vacation time earned but not used through the date of termination; (iii) be entitled to any non-forfeited amounts earned that may be payable to Executive pursuant to the terms of an applicable Annual Plan or the 2013 LTIP; (iv) be entitled to any non-forfeited vested Executive Equity Participation granted or established for Executive under the 2013 Equity Incentive Plan (or such other equity or derivative equity plan sponsored by Premier or a Related Company) in accordance with the terms and conditions of such plans and any applicable award agreements; (v) be entitled to any non-forfeited vested Retirement Savings Plan (i.e., 401(k)), Premier Employees’ Pension Plan, or other vested pension, retirement or deferred compensation benefits with Premier, if any, pursuant to the terms of such plans; (vi) be entitled to any accrued, non-forfeited vested benefits pursuant to the terms of any other plans or programs in which Executive is a participant, if any; (vii) be entitled to reimbursement of all reasonable business expenses incurred but unreimbursed as of the date of the termination or end of the Employment Term, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of the termination or end of the Employment Term (or within one-hundred and eighty (180) days, in the case of termination due to death) and that such expenses are reimbursable under Company policy in accordance with Section 5 of this Agreement; and (viii) be entitled to any short-term disability plan, long-term disability plan and/or other Premier insurance plan payments or awards in connection with Executive’s Disability or other separation per the terms of such plans, if and as applicable (collectively, the “Final Compensation”).  The parties further agree that in the event of Executive’s death, “Final Compensation” shall also include her dependents’ general right to elect certain coverage continuation under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable, provided the dependents are and remain eligible for such continuation coverage.  In addition, in the event of the termination or end of the Employment Term for any other reason other than death, “Final Compensation” shall also include Executive’s general right to elect certain coverage continuation for herself and/or her dependents, as applicable, under COBRA, provided she and/or her dependents are and remain eligible for such continuation coverage.

Except for any additional benefits or payments which may be due as set forth in this Section 16, Executive and/or her estate, as applicable, shall not be entitled to receive any additional compensation, payments, wages, awards, bonuses, incentive pay, commissions, severance pay, vacation pay, leave pay, sick pay, Executive Equity Participation or interests, options, consideration or benefits of any kind from Premier hereunder upon the termination or end of the Employment Term, nor shall Executive or her estate be entitled to receive reimbursement for business expenses incurred after the end of the Employment Term.  However:

a.                                      If the termination of this Agreement occurs at any time during the Employment Term due to termination by Premier “Without Cause” or resignation by Executive “For Good Reason”, either of which occur within twenty-four (24) months following a “Change in Control” (as defined in Section 17), and provided Executive abided by Section 7 and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-14 and the “Prior Obligations” referenced in Section 19, then in addition to the Final Compensation set forth above, Executive shall be entitled to severance pay equal to 2.4 times (2.4x) the sum of Executive’s (x) then current Base Salary, plus (y) the higher of (a) Executive’s target Annual Plan bonus as of the date of termination, or (b) the average of the Annual Plan bonuses paid to Executive in the 36-month period immediately preceding the date of termination.

b.                                      If the termination of this Agreement occurs at any time during the Employment Term due to termination by Premier “Without Cause” or resignation by Executive “For Good Reason” that do not occur within twenty-four (24) months following a “Change in Control” (as defined in Section 17), and provided Executive abided by Section 7 and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-14 and the “Prior Obligations” referenced in Section 19, then in addition to the Final Compensation set forth above, Executive shall be entitled to severance pay equal to 1.9 times (1.9x) Executive’s then current Base Salary.

The payment of the “Without Cause” or “For Good Reason” severance amount set forth in this Section 16 shall be treated by the Parties as severance pay to assist Executive in transitioning to other employment, conditioned upon the expectation that before Executive’s separation, Executive did not violate the obligations set forth in Section 7, and after Executive’s separation, any employment and other activities of Executive do not violate the obligations set forth in Sections 8-14 or the “Prior Obligations” referenced in Section 19.  In the event of any such breach, then the severance payments set forth in this Section 16 shall automatically end.  Moreover, in exchange for and as a further condition precedent to receiving such potential severance pay, Executive agrees that upon her separation, she must sign within 45 days of receipt from Premier and not revoke a release of any and all claims that Executive has or may have against Premier, its Related Companies and such entities past and then current officers, directors shareholders, owners, members, agents and employees relating to or arising out of her employment with Premier under this Agreement or otherwise, in a form to be prepared by Premier at such time (but excluding any release of the obligations of such entities under the release itself, Executive’s vested and accrued, non-forfeited rights as a participant in any applicable 401(k), pension, deferred compensation, equity award or plan, or annual or long-term incentive plans and/or any other vested and accrued, non-forfeited retirement or other benefits, Executive’s rights under COBRA or right to exercise any conversion rights provided in applicable insurance and benefits plans, if any, and Executive’s right to potential indemnification and/or defense as a prior officer of such entities under applicable certificates of incorporation, corporate bylaws, policies, regulations, indemnity agreements, insurance plans or law) (the “Release Condition”).

The Parties agree that except as otherwise set forth in Section 24.c of this Agreement, the above severance pay amounts shall be payable to Executive by Premier or its successor, as applicable, in monthly equal installments over: (a) a thirty (30) month period following Executive’s separation if paid in accordance with Section 16.a. above, or (b) a twenty-four (24) month period following Executive’s separation if paid in accordance with Section 16.b. above.  Further, except as otherwise provided in this Agreement under Section 24.c., the first installment of the severance pay will be on the sixtieth (60th) day following the effective date of Executive’s applicable separation from employment with Premier (provided the Release Condition is satisfied) and will include severance pay for the period from the end of Executive’s employment with Premier through the first installment payment date.  The remaining installments will continue thereafter for the applicable payment period.

In the event of any termination of Executive’s employment entitling Executive to severance under this Section 16 above, and provided Executive abided by Section 7 and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-14 and the “Prior Obligations” referenced in Section 19, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that Executive may obtain.

17.                               Change in Control.  For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Section 13.3 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2013 Equity Incentive Plan, as it may be established, modified, changed or replaced from time to time.

18.                               Agreement Confidentiality and Disclosure.  The Parties agree that except where otherwise required by law, the terms of this Agreement shall remain confidential.  The Parties, however, agree that: (a) Premier may disclose the terms of this Agreement to officers of Premier, members of the Board, and any potential investors in or purchasers of Premier; (b) Premier may disclose the terms of this Agreement to senior management, human resources, payroll and financial services employees of Premier, to professionals representing Premier, to Premier’s insurance agents and carriers, and to affiliates and employees of the same with a need to know to the extent necessary to give effect to this Agreement, provided that such third parties comply with the confidentiality requirements set forth above; (c) Executive may disclose the terms of this Agreement to her spouse, children, accountants, attorneys, financial advisors, estate planners, tax preparers, and other professional advisors, provided that such third parties comply with the confidentiality requirements set forth above; and (d) either Premier or Executive may disclose the terms of this Agreement in order to notify prospective or actual future employers or contracting principals of Executive, or their applicable representatives and agents, of the post-employment obligation terms contained in this Agreement, or to otherwise enforce the terms of this Agreement.  In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, applicable state departments of taxation, if necessary, and as otherwise required by law and/or when lawfully requested as part of or in connection with a governmental, regulatory, exchange or listing service inquiry, hearing or investigation.  The Parties further agree that Premier may disclose the compensation and other terms of this Agreement: (i) to Premier’s shareholders/owners; and (ii) in its proxy statements or other public securities filings as required by law.

Anytime this Agreement is filed with the Securities and Exchange Commission and becomes a public record, this Section 18 shall no longer apply.

Further, Executive agrees that she shall notify any prospective employer, entity or individual with whom Executive seeks to be employed or provide independent contractor services of the non-competition, confidentiality and other requirements set forth in Sections 8-14 and the “Prior Obligations” referenced in Section 19 of this Agreement during the applicable term for each, and the Company may likewise provide such notice during the same period to any prospective employer, entity or individual with whom Executive seeks to be employed or provide independent contractor services.

19.                               Notification Requirement and Breach.  Through and up to the conclusion of the Consulting Period, Executive shall give notice to Premier of each new business activity she plans to undertake, at least seven (7) calendar days prior to beginning any such activity, including but not limited to work as an employee or independent contractor.  Such notice shall state the name and address of the person or entity for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such person or entity.  Executive shall provide Premier with such other pertinent information concerning such business activity as Premier may reasonably request in order to determine Executive’s post-employment compliance with her obligations under Sections 8-14 of this Agreement.

Executive and Premier agree that, in the event of any breach or threatened breach of Sections 7-14 of this Agreement by Executive or of Executive’s prior conflicts of interest, confidentiality or intellectual property obligations contained in Executive’s prior employment agreements with Premier’s predecessor corporation, including but not limited to Sections 7, 11 and 12 of the Prior Employment Agreement (the “Prior Obligations”), Premier and/or its Related Companies shall be entitled to an injunction, without bond, restraining such breach.  In addition, Executive and Premier agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to Sections 7-14 and the Prior Obligations, shall be entitled to costs and attorneys’ fees related to any such proceeding as allowed by law, but nothing herein shall be construed as prohibiting Premier, its Related Companies or Executive from pursuing other remedies available to them for any breach or threatened breach.  Further, the Parties agree that the restricted time period for the post-employment covenants in Sections 8-11 and the Prior Obligations shall be tolled during any period of time in which Executive is violating those provisions.

Moreover, Executive agrees that, in addition to any other remedies available to Premier and/or its Related Companies by operation of law or otherwise, if Executive breaches of any of the obligations contained in Sections 7-14 or the Prior Obligations, she shall: (a) forfeit at the time of the breach the right to any additional severance pay under Section 16 of the Agreement; (b) forfeit the right to all further unpaid / unawarded, amounts that may otherwise be payable under the terms of any Annual Plan, the 2013 LTIP, the 2013 Equity Incentive Plan or any other equity or incentive compensation plan in which she participates and to which she might otherwise then be entitled by virtue thereof at the time of the breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary; and (c) be required to refund to Premier and its Related Companies, and Premier and its Related Companies shall be entitled to recover of Executive, the amount of any and all such severance, Annual Plan, 2013 LTIP, 2013 Equity Incentive plan, or other equity or incentive plan pay or awards already paid or provided to or on behalf of Executive by Premier and/or its Related Companies following the initial breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary.  Executive further agrees that in the event of any such breach, Premier and/or its Related Companies shall be entitled to costs and reasonable attorneys’ fees as allowed by law relating to any proceeding to enforce or collect a refund of any such amount(s) already received by Executive following the initial breach.

In addition to the above, Premier agrees that the Compensation Committee shall be responsible for the review of any post-employment Agreement and/or Prior Agreement breach and/or enforcement issues related to Executive that are referred by the Board Chair and Chair of the Compensation Committee, both of whom are solely and directly responsible for the initial review of such issues for potential action upon receipt of notice and input from the then applicable President and CEO and/or General Counsel of Premier.

20.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, Premier, and their respective successors, assigns, heirs and personal representatives; provided that Executive may not assign any of her rights, title or interest in this Agreement.  Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to any affiliated entity or successor or assignee to all or a part of Premier’s business, this Agreement shall remain valid and be fully enforceable by such entity, and Executive irrevocably consents to any such assignment or transfer.  The Parties, however, agree that except as otherwise provided pursuant to the terms of applicable plans, policies and programs, nothing in this Agreement shall preclude: (a) Executive from designating a beneficiary to receive any benefit payable upon Executive’s death; (b) Executive from designating a beneficiary to receive any benefit payable as part of any domestic, equitable distribution, child support or similar settlement, order or agreement; or (c)

the executors, administrators or other legal representatives of Executive or Executive’s estate from assigning any rights hereunder to the person or persons entitled thereunto.

21.                               Governing Law / Forum / Jurisdiction.  The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.  The Parties further agree that any dispute between them of any kind arising out of or relating to this Agreement or to Executive’s employment shall at either Party’s election or demand be submitted to final, conclusive and binding arbitration before and according to the Employment Dispute Resolution Rules then prevailing of the American Arbitration Association, at its offices in Mecklenburg County, North Carolina, unless the Parties otherwise mutually agree in writing.  Such election or demand may be made by Premier or Executive at any time prior to the filing of an action by Premier or Executive or the last day to answer and/or respond to a summons and/or complaint or counterclaim made by Premier or Executive, as applicable, whichever is later.  Such arbitration, if demanded by either Party, shall be conducted as soon as is practicable, and in no event, later than one-hundred and eighty (180) days after demand for the same is filed or such other time as mutually agreed to by the Parties.  The results of any such arbitration proceeding shall be final and binding both upon Premier and Executive, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act or the North Carolina Revised Uniform Arbitration Act, including specifically the terms of N.C. Gen. Stat. § 1-569.4, which are incorporated herein by reference.  Nothing, herein, however, shall be construed to alter, abridge or affect in any way Premier’s right, at its absolute and sole election, to seek injunctive and other relief in federal or state court to enforce the noncompete, confidentiality, intellectual property, and other obligations contained in Sections 7-14 of this Agreement or the Prior Obligations (collectively, “Restrictive Covenant Enforcement”).  The Parties further hereby acknowledge and agree that in the event of any such Restrictive Covenant Enforcement by Premier: (a) the arbitration election option for Executive set forth in this Section 21 shall not apply to such action or proceeding, but shall otherwise remain in full force and effect for all other actions/disputes not otherwise related to Premier’s Restrictive Covenant Enforcement; and (b) such Restrictive Covenant Enforcement shall be brought by Premier exclusively in Mecklenburg County, North Carolina, notwithstanding that Executive may not be a resident of North Carolina when the action or proceeding is commenced and/or cannot be served with process within North Carolina.  As such, Executive irrevocably consents to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether state or federal) with respect to any Restrictive Covenant Enforcement by Premier and irrevocably consents to service of process via nationally recognized overnight carrier, without limiting other service methods available under applicable law.  The Parties acknowledge and agree to the arbitration and other provisions contained in this provision by their initials to this Section 21: SD (Executive’s Initials) JL (Premier Signatory’s Initials).

22.                               Dissolution or Merger.  In the event that Premier consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, the term “Premier” as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either Premier, its successor or assign, or Executive.

23.                               Taxes Generally / Deductions / Estate.  Executive understands and agrees that she is responsible for any federal or state tax liability, penalties, excise taxes, interest, tax payments or tax judgments against her that could arise as a result of this Agreement.  In addition, Executive agrees that she has had the opportunity to consult with her own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement.  Executive also agrees that Premier and its officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to Executive’s past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of Executive’s prior or future wages, payments, compensation and benefits, including those payments, awards and provisions set forth in this Agreement.

The Parties agree that all compensation, plan, benefit and potential severance or other payments to Executive set forth in this Agreement, if and as applicable, will be subject to all withholdings and deductions required by law or as authorized by Executive, as appropriate, and Premier will report such amounts set forth in this Agreement as W-2 income for the applicable tax year(s) in which they are received, if and as applicable or as otherwise required by law.  The Parties further agree that in the event of Executive’s death, any applicable severance, change in control pay or other vested or accrued, non-forfeited compensation, equity or benefit payments outlined in this Agreement will be paid to Executive’s estate or legal representative, in accordance with the above terms, if and as applicable and otherwise eligible in accordance with applicable program, plan and benefit terms.

24.                               Section 409A.

a.                                      Section 409A Compliance.  Premier and Executive intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), will be compliant with Section 409A.  If Premier shall determine that any provision of this Agreement does not comply with the requirements of Section 409A, Premier may amend the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A (which amendment shall not reduce the amounts payable to Executive under this Agreement).  Premier shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A.  Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement (but not the amounts payable to Executive under this Agreement) if Premier determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit (or portion thereof) under this Agreement or the plans referenced herein shall be deemed not to comply with Section 409A, then Premier and its Related Companies, the Board and Compensation Committee, and Premier, Inc. and its Related Companies’ shareholders, owners, board members, officers, employees, and their designees and agents shall not be liable to Executive in any way.  However, if and to the extent Executive incurs any Section 409A related excise taxes, penalties or interest charges as a result of the Company’s breach of this Agreement not otherwise consented to by Executive in writing (e.g., with respect to payment timing), then Premier shall reimburse Executive in full for the amount of such excise taxes, penalties and interest charges so that Executive is restored to the same position in which Executive would have been had Premier’s breach not occurred.

b.                                      Separation From Service.  Notwithstanding anything in this Agreement to the contrary, no separation benefits, if applicable, deemed deferred compensation subject to Section 409A shall be payable pursuant to this Agreement unless Executive’s separation from employment constitutes a “separation from service” with Premier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).

c.                                       Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Premier at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of benefits shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (2) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

d.                                      Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

e.                                       Installments.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

25.                               Tax Penalty Protection.  Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by Executive in connection with a “change in ownership or control” (as such term is defined under Section 280G of the Code — a “280G Change in Ownership”) or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Premier or its subsidiaries and affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made.  Whether and how the limitation under this Section 25 is applicable shall be determined under the Section 280G Rules set forth in Annex D hereto.

26.                               Incentive-Based Compensation Clawback.  In accordance with the terms and conditions of Premier, Inc.’s and the Company’s Compensation Recoupment Policy as such policy may be established, modified, changed, replaced or terminated from time to time by Premier, Inc. in its sole discretion to comply with listing exchange / service rules and regulations and/or other applicable regulatory requirements, Executive agrees to repay any incentive or other compensation paid or otherwise made available to Executive by Premier or its Related Companies, as required by the terms of such policy.  If Executive fails to return such compensation as required by the terms of the Compensation Recoupment Policy and/or applicable law, Executive hereby agrees and authorizes Premier and its Related Companies to, among other things as set forth in the policy: (a) deduct the amount of such identified compensation from any and all other compensation owed to Executive by Premier and/or its Related Companies; and/or (b) adjust and reduce future compensation to Executive.  Executive acknowledges that the Board may take appropriate disciplinary action (up to, and including, Termination For Just Cause) if Executive fails to return / repay such identified compensation within the timeframe required by the Compensation Recoupment Policy.  Further, the Parties agree that the provisions of this Section 26 shall remain in effect for the period required by applicable law.

27.                               Indemnification.  Premier and Executive have entered into (or shall enter into concurrent with this Agreement) a separate indemnity agreement, consistent with Premier, Inc.’s certificate of incorporation, by-laws and other corporate governance documents; provided that the entry into such an agreement shall not be a condition precedent to Executive’s right to be indemnified by Premier as provided in such corporate governance documents.  In addition, Premier will indemnify Executive or cause Executive to be indemnified in her capacity as an officer, director or senior manager of any Related Company for which Executive serves as such, to the fullest extent permitted by the laws of the state of incorporation of such Related Company in effect from time to time, or the certificate of incorporation, by-laws or other corporate governance documents of such Related Company, whichever affords the greater protection to Executive.  Premier may elect to satisfy its obligations pursuant to this Section 27 under insurance policies maintained generally for the benefit of its officers, directors and employees against covered costs, charges and expenses incurred in connection with any action, suit, investigation or proceeding to which Executive may be made a party by reason of being a director, officer or senior manager of Premier.  In addition, Premier shall provide Executive with directors’ and officers’ insurance coverage to the same extent as provided to other senior executives of Premier.

28.                               Waiver of Breach.  No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any Party.  No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

29.                               Severability.  The Parties agree that every provision of this Agreement is severable from each other provision of this Agreement.  Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law.  The Parties further agree that, if any court or panel makes such a determination, such court or panel shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

30.                               Counterparts.  This Agreement may be executed in duplicate counterparts, including via facsimile or electronic transmission, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

31.                               Construction.  The Parties agree that this Agreement was jointly negotiated and drafted by the Parties, shall not be construed by a court of law or any arbitration panel against any of the Parties as a drafter thereof, and shall be construed as a settlement between the Parties negotiating at arms length. The Parties further agree that the section headings used in this Agreement are for convenience of reference only and shall not be construed to limit or affect scope of this Agreement or the intent of any provision.

32.                               Entire Agreement.  This Agreement constitutes the entire agreement among the Parties pertaining to the subject matters contained herein and, going forward from the start of the Initial Period, replaces and supersedes any and all prior and contemporaneous related agreements, representations and understandings of the Parties, including but not limited to the Prior Employment Agreement, Executive’s July 17, 2013 Retention Agreement with Premier, and any prior offer or position assignment letters between Executive and Premier.  Moreover, this Agreement shall not be modified or amended unless executed in writing by each of the Parties. Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner Premier from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of the post-employment noncompete, nonsolicitation, anti-raiding, confidentiality or intellectual property obligations of Executive set forth and/or referenced in this Agreement or any similar agreement relating to Premier’s confidential or proprietary business information or trade secrets.

33.                               Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

34.                               Notices.  All notices, demands, and other communication given hereunder shall be in writing and shall be given at the address set forth below or to such other address as either party may furnish to the other in writing either by (a) personal delivery; (b) nationally recognized overnight delivery service; or (c) by registered or certified mail, postage prepaid, return receipt requested.  Notices shall be effective upon receipt

If to Executive:	If to Premier:

Susan D. DeVore	Premier, Inc.
4322 Old Course Drive	Attn: General Counsel
Charlotte, NC 28277	13034 Ballantyne Corporate Place
Charlotte, NC 28277
With a copy to:

Julian H. Wright, Jr., Esq.
Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, NC 28247

[Signature Page Follows]

IN TESTIMONY THEREOF, the Board of Directors of Premier, Inc. have approved this Agreement and caused this instrument to be executed by the General Counsel of Premier Healthcare Solutions, Inc. on behalf and in the interests of Premier Healthcare Solutions, Inc., Premier, Inc. and their Related Companies, all by motion and resolution of the Board, and Susan D. DeVore has accepted this Agreement and has hereunto set her hand and seal, as of the dates set forth below.

EXECUTIVE

Date:	September 10, 2013	/s/ Susan D. DeVore	(SEAL)
Susan D. DeVore

PREMIER HEALTHCARE SOLUTIONS, INC.

		By:	/s/ Jeffrey Lemkin

Date:	September 13, 2013	Title: General Counsel

PREMIER, INC.

		By:	/s/ Jeffrey Lemkin

Date:	September 13, 2013	Title: General Counsel

Joining this Agreement as a Party solely as a guarantor of Premier Healthcare Solutions, Inc.’s financial obligations hereunder

Annex A:  Core Competing Businesses

•                  Global Healthcare Exchange, Inc.

•                  MedAssets, Inc.

•                  HealthTrust Purchasing Group

•                  The Advisory Board Company

•                  VHA, Inc.

•                  Novation, Inc.

•                  Amerinet, Inc.

•                  Truven Health Analytics, Inc.

•                  University HealthSystem Consortium, Inc.

•                  Cardinal Health, Inc.

•                  McKesson Corp.

•                  Healthagen, Inc.

•                  Evolent Health, Inc.

•                  Parallon Business Solutions, Inc.

•                  Conifer Health Solutions, LLC; and/or

•                  Optum Health, Inc.

•                  Corsorta, Inc.

•                  AmerisourceBergen Corp.

•                  Solucient, LLC

•                  Owens & Minor, Inc.

•                  Cerner Corporation

•                  IBM — Healthcare Division

•                  Accretive Health, Inc.

•                  Allscripts Healthcare Solutions, Inc.

•                  Huron Consulting Group, Inc.

•                  Navigant Consulting, Inc.

•                  Express Scripts, Inc.

Annex B:  Termination for Just Cause — Retention Period

For purposes of this Agreement from the Effective Date through July 17, 2016, “Termination for Just Cause” shall mean termination of the employment of Executive by the Board as the result of: (1) commission or omission of any act of embezzlement, theft, misappropriation, or breach of fiduciary duty by Executive in connection with Executive’s employment with Premier; (2) any conviction, guilty plea or plea of nolo contendere by Executive for any felony that results in any period of incarceration (if the Board deems in its absolute discretion that such conviction or plea may have a significant adverse effect upon Premier or upon Executive’s ability to perform under this Agreement); (3) Executive’s willful insubordination to the Board or refusal to carry out or follow specific lawful instructions, duties or assignments established or given by the Board from time to time in accordance with this Agreement; (4) material breach of any securities or other law or regulation or any Premier or Related Company policy governing inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (5) failure to reasonably cooperate or interference with a Premier-related investigation; (6) the breach of or failure to perform the obligations set forth in Sections 7-10 and/or 13-14 of this Agreement by Executive; (7) the prospective breach of the obligations set forth in Sections 7-10 and/or 13-14 of this Agreement by Executive; or (8) the breach or prospective breach or failure to perform the obligations set forth in Sections 11-12 of this Agreement that is either willful or materially harmful to the business or reputation of the Company.

The Parties, however, agree that “Termination For Just Cause” shall not mean or include termination of the employment of Executive by the Board pursuant to Subsections (7) or (8) as a result of an isolated, insubstantial and inadvertent action not taken in bad faith by Executive and which is remedied promptly by Executive, if such cure is possible, within no more than thirty (30) days after receipt of notice from the Board or its authorized agents of such performance issue(s).

The Parties further agree that “Termination for Just Cause” shall not mean or include termination of the employment of Executive by the Board pursuant to Subsection (6) as result of an isolated, insubstantial and inadvertent action not taken in bad faith by Executive and which is remedied promptly by Executive, if such cure is possible, within no more than ten (10) days after receipt of notice from the Board or its authorized agents of such performance issue(s).

The Parties agree that Executive’s general failure to meet the performance objectives, milestones and goals established or given by the Board from time to time shall not constitute grounds for “Termination for Just Cause”.  Further, for purposes of this definition only, “Termination for Just Cause” shall not mean or include any act or failure to act by Executive if: (a) done or omitted to be done by Executive in good faith and with the reasonable belief that Executive’s act or omission was in the best interest of Premier and consistent with Premier and its Related Companies’ policies and applicable law; (b) based on and consistent with instructions pursuant to a resolution duly adopted by the Board; or (c) based on and consistent with the advice of Premier counsel.

In addition, the Parties agree that without expressly or constructively terminating this Agreement under Section 15.a. or Sections 15.c. or 15.d., the Board may place Executive on temporary leave with pay, temporarily exclude her from any premises of Premier, it Related Companies and Premier Affiliates and/or temporarily reassign Executive’s duties with Premier and/or its Related Companies during any pending Company investigation or disciplinary action involving Executive and/or Executive’s potential Termination for Just Cause.  The Parties further agree such authority shall be invoked only in exceptional circumstances when the Board Chair, Board Vice-Chair and Board Audit Committee Chair collectively determine that such action is in the best interests of the Company.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall Executive’s Termination for Just Cause occur until Executive has been provided written notice from the Board stating with specificity the Just Cause grounds and basis therefor and providing Executive with an opportunity to appear and be heard before a quorum of the Board, and after such meeting, a majority of the full Board has voted to terminate Executive’s employment for Just Cause.

Annex C:  Resignation for Good Reason — Retention Period

For purposes of this Agreement from the Effective Date through July 17, 2016, Resignation by Executive for “Good Reason” means resignation by Executive for the following events without Executive’s written consent:

(1)                                 a material reduction in Executive’s position, responsibilities or status, or a change in Executive’s title resulting in a material reduction in Executive’s responsibilities or position with Premier, or the assignment to Executive of duties, responsibilities, authorities and/or titles that are inconsistent with her position as President and CEO, but excluding for this purpose: (a) any suspensions, duty reassignments or duty limitations while Executive remains employed with Premier or its Related Companies with pay, implemented by Premier in response to any internal investigation or any actual or threatened temporary or permanent suspension or prohibition of Executive from participating in the conduct or affairs of Premier and/or its Related Companies or Affiliates by applicable federal, state or other regulatory, governmental or administrative order or action, and (b) any such reductions or changes made in good faith to conform with applicable law or generally accepted industry standards for Executive’s position after consultation with Executive;

(2)                                 a change in Executive’s reporting responsibility such that Executive no longer reports solely and directly to the Board;

(3)                                 the failure of Premier’s shareholders to retain or re-elect Executive to the Board, but excluding for this purpose any suspensions, duty reassignments or other actions as set forth and allowed in Section 15.a.

(4)                                 a reduction in Executive’s Base Salary or a decrease in any Annual Plan or any potential Annual Plan Target award opportunity to which Executive may potentially have been entitled pursuant to Premier’s Annual Plan or any potential Annual Plan, if and as may be later authorized and established in the future,  provided, however, that a decrease in any Annual Plan or potential Annual Plan total Target award opportunity for Executive, if and as may be later authorized and established in the future, shall not constitute “Good Reason” and nothing herein shall be construed to guarantee such awards if: (a) such Target award opportunity is modified by Premier or a Related Company in connection with an overall modification or termination of an Annual Plan or in connection with an independent market study of Executive’s position and comparable compensation packages, provided that Premier or a Related Company substitutes a plan or plans for any terminated Annual Plan in a manner that allows for substantially equivalent compensation opportunities for Executive; or (b) if performance, either by Premier and its Related Companies or Executive, is below the level required for such targets as may reasonably and in good faith be determined under such plans;

(5)                                 the relocation of Executive to a location outside a fifty (50) mile radius of Executive’s primary office location on the date of this Agreement (Charlotte, NC);.

(6)              the Company’s failure to make any material non-forfeited payments earned and due Executive under this Agreement; or

(7)          a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction.

The Parties further agree that for a resignation to constitute resignation by Executive for “Good Reason”, in addition to the advance notice of resignation requirement set forth above for this Section 15.d., Executive must provide written notice to the Board Chair of Executive’s intent to resign within ninety (90) days of one of the triggering events outlined in subsections (1)-(7) of this paragraph.  Further,

Resignation for Good Reason shall not mean or include resignation by Executive for subsections (1)-(7) of this paragraph for any isolated, insubstantial or inadvertent action not taken in bad faith if cured or remedied promptly by Premier, if such cure is possible, within no more than thirty (30) calendar days of receiving Executive’s notice.

Annex D:  Section 280G Rules

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 25 of this Agreement are applicable to Executive.

1.                                      The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 25) which Executive receives or is then entitled to receive from the Company or a subsidiary or affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.                                      All determinations under Section 25 of this Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by Premier prior to a 280G Change in Ownership (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  Premier will direct the 280G Firm to submit any determination it makes under Section 25 of this Agreement and this Exhibit A and detailed supporting calculations to both Executive and Premier as soon as reasonably practicable.

3.                                      If the 280G Firm determines that one or more reductions are required under Section 25 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and Premier shall pay such reduced amount to Executive.  The 280G Firm shall make reductions required under Section 25 of this Agreement in a manner that maximizes the net after-tax amount payable to Executive.

4.                                      As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this provision, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Premier or Executive, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment amount promptly to Premier, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to Premier unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and Premier of that determination, and the Underpayment amount will be paid to Executive promptly by Premier.

5.                                      Executive will provide the 280G Firm access to, and copies of, any books, records and documents in Executive’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 25 of this Agreement.

Annex E:  Equity Participation

Executive shall be initially awarded / issued, effective as of the Effective Date and provided the conditions outlined in Section 4.d. of this Agreement are met: (1) restricted stock unit award shares; (2) target performance shares of Premier, Inc.’s Class A common stock, with the potential to earn up to 150% of target based on performance; and (3) nonqualified stock options to purchase shares of Premier, Inc.’s Class A common stock, in amounts and according to the general terms consistent with the proposed initial Restructuring equity awards approved by the Premier Healthcare Solutions, Inc. Board of Directors and Premier Plans, LLC Management Committee and Compensation Committee at the meetings held on August 16, 2013 and as described in the corresponding presentation materials.